Exhibit 99.(a)(1)(J)

Stock Talk - Microsoft Internet Explorer provided by VeriSign
File Edit View Favorites Tools Help
Back Search Favorites
Address https://intranet.verisign.com/Intranet/Company/BusinessUnitsProductsServices/FinanceandAdministration/StockTalk/index.htm Go Links
Monday, 20 August 2007
VeriSign.com | Site Map
VeriSign | Intranet So the world can
People Finder
Search
Home | Forms & Online Tools | Global Service Desk | HR & Benefits | Career & Training | Travel | Facilities & Security | Purchasing & Finance | Company
Inside VeriSign | Business Units (Products & Services) | Company Essentials | Policies | Legal Matters | Partnership with the Government | VeriSign's Broadcast Network
VeriSign Intranet > Company > Business Units (Products & Services) > Finance and Administration

Business Units (Products & Services)
Finance and Administration
Corporate Development & Strategy
Corporate Marketing
Human Resources
Legal
Operations & Infrastructure

Stock Talk

VeriSign Stock Talk

Welcome to VeriSign Stock Talk. On this page, you will find updates and information you need about VeriSign's employee equity (stock) programs. Please note that VeriSign employees cannot give stock advice to individuals. If you still have questions after reading this page, please contact the Stock Admin team at stock-admin@verisign.com or 1-650-426-7600.

Overview

VeriSign is now current in its filings with the Securities and Exchange Commission (SEC). VeriSign's employee equity (stock) programs have resumed as of July 16, 2007.

- Letter from Bill Roper (pdf)
- Key dates and deadlines (pdf)
- E*Trade
- VeriSign Securities Trading Policy (doc)
- VeriSign Investor Relations Web page

Employee Stock Purchase Program (ESPP)

What is the ESPP?
Through our ESPP, employees can purchase VeriSign stock at a discount.

If you were already enrolled: If you were already enrolled and received the ESPP contribution refund, you can reinvest the ESPP contribution that was refunded to you.

- ESPP Reinvestment FAQ (pdf)
- ESPP Reinvestment Form U.S. (pdf)

Done Internet
Start Stock Talk - Microsoft... 3:46 PM

Stock Talk - Microsoft Internet Explorer provided by VeriSign

File Edit View Favorites Tools Help

Back Search Favorites

Address https://intranet.verisign.com/Intranet/Company/BusinessUnitsProductsServices/FinanceandAdministration/StockTalk/index.htm Go Links

- ESPP Overview
- ESPP FAQs (pdf)
- ESPP Enroller

Help

409A

Tender Offer for Employees Holding Stock Options Affected by Section 409A of the Tax Code

If you have stock options that are subject to IRC Section 409A, we have notified you by email. These options vested, and are subject to adverse tax consequences according to Section 409A of the U.S. Internal Revenue Code.

- 409A Tender Offer Site**
- Click HERE to ask 409A questions
- See the seminar for employees who hold 409A-affected options

**NOTE: You will need your Employee ID and the password sent to you by email to access the site. Click here to find your employee ID.

Restricted Stock Units and Stock Options

What are RSUs?

Restricted Stock Units (RSUs) are an award that give the recipient the right to receive shares of VeriSign common stock.

- RSU FAQs (pdf)
- RSU Intranet page

What are Stock Options?

A stock option gives you the right after vesting to purchase shares of VeriSign stock at the exercise price of the stock option. If the price of VeriSign's common stock is above the exercise price of the stock option when it is exercised, you will have a gain.

- Stock Options overview

NOTE: If you have awards granted under the 2006 Equity Incentive Plan, your Stock Grant Agreements are available via your E*Trade account. You must accept the online stock option or RSU agreement *before* you can begin trading your vested shares.

Help

VeriSign.com Intranet Feedback Legal Notices Copyright © 2002-2007 VeriSign, Inc. All rights reserved.

Internet

Start Stock Talk - Microsoft... 3:48 PM